EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]

Corporate Office

3697 Mt. Diablo Blvd., Suite 310

Lafayette, CA 94549

(925) 283-4573

Fax (925) 283-4984

FOR IMMEDIATE RELEASE

Contact:  Andrew Tammen

Central Garden & Pet

(925) 283-4573

CENTRAL GARDEN & PET TO ACQUIRE ASSETS OF INTERPET

Acquisition Gives Central Strong Pet Supply Platform In The United Kingdom

Increases Distribution Opportunity For Central Pet Products In European Markets; Adds

Several Leading Brands To Branded Products Portfolio

LAFAYETTE, CALIFORNIA, March 31, 2004 – Central Garden & Pet Company (NASDAQ: CENT) today announced that it has agreed to acquire substantially all of the assets of Interpet Limited, a division of Lawrence PLC, a diversified chemical and animal health company incorporated in England, for approximately $26.7 million and approximately $1.1 million in working capital. The parties have also executed a letter of intent for Central to acquire the assets of Lawrence’s US subsidiary, Aquarium Products, for approximately $1.3 million.

Based in Surrey, England, Interpet is a leading manufacturer and supplier of branded aquatic, pond, pet book and pet supplies products in the United Kingdom and the continental European Union. Its proprietary brand names include “Interpet”, “Blagdon”, “PetSafe”, “Pet Love”, “Red Rum” and “Mikki.” Annual sales are approximately $30 million.

Consummation of the acquisition, which is expected to occur in April, is subject to satisfaction of regulatory requirements and other customary closing conditions.

“This is an excellent strategic acquisition for Central which gives us the opportunity to expand distribution of our existing branded pet products in the United Kingdom and Europe and secures a number of premium pet brands for our portfolio,” said Glenn Novotny, President and Chief Executive Officer of Central. “We are excited about the opportunities that this acquisition will create in the US and Europe and want to welcome this unique and highly respected company to the Central family.”

The acquisition is expected to be modestly accretive to Central’s 2004 earnings and at approximately six times trailing EBIT is consistent with Central’s stated acquisition criteria. Central will discuss the Interpet acquisition and update its 2004 earnings guidance on its May 6, 2004, second quarter earnings call.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Zodiac, Pre-Strike, Altosid, Nylabone, TFH and Four Paws. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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